Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION CONTACT:
October 12, 2009	Tony Davis 318.388.9525 tony.davis@centurytel.com

CenturyLink announces final results of debt tender offers

MONROE, La… CenturyLink (CenturyTel, Inc., NYSE: CTL) and its wholly-owned subsidiary, Embarq Corporation (“Embarq” and, together with CenturyLink, the “Companies”), announced today the final results of their previously announced debt tender offers commenced on September 14, 2009 (each, an “Offer” and collectively, the “Offers”), each of which expired as of 12:00 midnight, New York City time, on Friday, October 9, 2009 (the “Expiration Date”).

As of the Expiration Date, in the Offer to purchase for cash up to $600 million aggregate principal amount of Embarq’s outstanding 6.738% Notes due June 1, 2013 (the “Embarq 2013 Notes”) and CenturyLink’s outstanding 5.5% Senior Notes, Series O, due April 1, 2013 (the “CenturyLink 2013 Notes” and, together with the Embarq 2013 Notes, the “2013 Notes”), an aggregate principal amount of $471.744 million of the Embarq 2013 Notes and $74.335 million of the CenturyLink 2013 Notes were validly tendered and not validly withdrawn.  The Companies have accepted for payment all of the 2013 Notes validly tendered and not validly withdrawn.

In addition, as of the Expiration Date, in the related Offer to purchase for cash up to $200 million aggregate principal amount of CenturyLink’s outstanding 7.875% Senior Notes, Series L, due August 15, 2012 (the “2012 Notes”) and its outstanding 8.375% Senior Notes, Series H, due October 15, 2010 (the “2010 Notes” and, together with the 2012 Notes, the “2012/2010 Notes”), an aggregate principal amount of $182.47 million of the 2012 Notes and $132.46 million of the 2010 Notes were validly tendered and not validly withdrawn.  Because the Offer for the 2012/2010 Notes was oversubscribed, CenturyLink has accepted for payment all of the 2012 Notes validly tendered and not validly withdrawn, and has accepted for payment $17.53 million of the $132.46 million 2010 Notes validly tendered and not validly withdrawn, representing a pro rata factor of 13.234%.

“CenturyLink’s strong balance sheet and investment grade credit ratings enabled us to issue $650 million of unsecured senior notes due in 2019 and 2039 in late September at very attractive rates. The issuance of those notes and the settlement of these tender offers will enable us to reduce the nearly $1.4 billion of 2013 debt maturities to approximately $850 million,” said Stewart Ewing, executive vice president and chief financial officer.

Notes accepted for purchase in the Offers have been accepted in accordance with the acceptance priority levels and pro rated as set forth in the Joint Offer to Purchase dated September 14, 2009 relating to the Offers (the “Joint Offer to Purchase”).

The aggregate principal amounts of the Embarq 2013 Notes, the CenturyLink 2013 Notes, the 2012 Notes and the 2010 Notes validly tendered and not validly withdrawn as of the Expiration Date represent approximately 47.17%, 29.73%, 36.49% and 26.49% of the respective outstanding principal amount of those notes.  Any notes tendered in the Offers that were not accepted for purchase will be returned promptly without expense to the tendering holder.

Holders of notes accepted for purchase that were validly tendered and not validly withdrawn by 5:00 p.m., New York City time, on September 25, 2009 (the “Early Tender Date”) will receive the full tender offer consideration as follows:

▪	$1,092.50 per $1,000 principal amount of Embarq 2013 Notes;
▪	$1,052.50 per $1,000 principal amount of CenturyLink 2013 Notes;
▪	$1,117.50 per $1,000 principal amount of 2012 Notes; and
▪	$1,065.00 per $1,000 principal amount of 2010 Notes.

Holders of notes accepted for purchase that were validly tendered and not validly withdrawn after the Early Tender Date will receive the full tender offer consideration minus the early tender premium of $30 per $1,000 principal amount of notes.

The Companies expect that the settlement date for notes purchased in the Offers will be October 14, 2009.  CenturyLink expects to fund the consideration payable for notes accepted for purchase with cash on hand and borrowings under its existing revolving credit facility.

In addition to receiving the applicable consideration, holders of notes validly tendered and accepted for purchase in the Offers will receive accrued and unpaid interest on those notes from the last interest payment date for those notes up to, but not including, the settlement date for those notes.

CenturyLink expects to record a $66.2 million one-time pre-tax charge to net income in the fourth quarter of 2009 related to the premiums paid to tendering holders of notes and estimated costs associated with the Offers.

BofA Merrill Lynch, Barclays Capital Inc., J.P. Morgan Securities Inc. and Wells Fargo Securities, LLC were the lead dealer-managers for the Offers.

This press release is neither an offer to purchase, nor a solicitation of an offer to sell, any securities. CenturyLink and Embarq made the Offers only by, and pursuant to the terms and conditions of, the Joint Offer to Purchase. The complete terms and conditions of the Offers are set forth in the Joint Offer to Purchase and related letter of transmittal that have been furnished to holders of notes subject to the Offers.

About CenturyLink

CenturyLink is a leading provider of high-quality voice, broadband and video services over its advanced communications networks to consumers and businesses in 33 states. CenturyLink, headquartered in Monroe, La., is an S&P 500 Company and expects to be listed in the Fortune 500 list of America's largest corporations. For more information on CenturyLink, visit http://www.centurylink.com.

Forward Looking Statements

This press release includes certain forward-looking statements, estimates and projections that are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the control of CenturyLink. Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include, but are not limited to, corporate developments that could preclude, impair or delay the settlement of  the above-described transactions; changes in the terms of CenturyLink’s credit facilities or ratings; changes in the CenturyLink’s financial position; changes in general market, economic, tax, regulatory or industry conditions that impact the ability of CenturyLink to consummate the above-described transactions on the terms described above or at all; the CenturyLink’s continued access to credit markets on favorable terms; and other risks referenced from time to time in CenturyLink’s filings with the Securities and Exchange Commission. There can be no assurances that the above-described transactions will be consummated on the terms described above or at all. You should be aware that new factors may emerge from time to time and it is not possible for CenturyLink to identify all such factors, nor can CenturyLink predict the impact of each such factor on its plans, or the extent to which any one or more factors may cause actual results to differ from those reflected in any forward-looking statements. You are further cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. CenturyLink undertakes no obligation to update any of its forward-looking statements for any reason.